Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 177 to the Registration Statement on Form N–1A of Fidelity Hastings Street Trust: Fidelity Series Emerging Markets Debt Fund of our report dated February 14, 2020,  relating to the financial statements and financial highlights included in the December 31, 2019 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 20, 2020